UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
September 24, 2004 (September 22, 2004)

PEROT SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22495 (Commission File Number)	75-2230700 (IRS Employer Identification No.)

2300 West Plano Parkway
Plano, Texas 75075
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:
(972) 577-0000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 24, 2004, Perot Systems Corporation and its board of directors made the following announcements: (i) Ross Perot resigned his position as Chairman of the Board of the company and was appointed to the position of Chairman Emeritus, (ii) Ross Perot, Jr. resigned from the offices of President and Chief Executive Officer of the company and was appointed to the office of Chairman of the Board, (iii) Peter Altabef was appointed to succeed Ross Perot, Jr. as President and Chief Executive Officer, (iv) Peter Altabef was elected to a newly-created directorship of the company, and (v) Del Williams was appointed to succeed Peter Altabef as Vice President, General Counsel and Secretary. Each of these director and management changes was effective September 22, 2004.

Peter Altabef was appointed to the offices of General Counsel of the company in April 1994, Vice President of the company in June 1995, and Secretary of the company in March 1996. He held such offices until his appointment as President and Chief Executive Officer as described above. Peter Altabef is 45 years old.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 22, 2004, the Fourth Amended and Restated Bylaws were adopted as the bylaws of Perot Systems Corporation, effective as of that date. The Fourth Amended and Restated Bylaws were adopted primarily to provide the Board the authority to designate one or more if its members as Chairman Emeritus or Vice Chairman and to allow the creation of an executive-level Chairman of the Board.

Item 9.01. Financial Statements and Exhibits.

Exhibits.

Exhibit
Number	Description
3.2	Fourth Amended and Restated Bylaws.
99.1	Press Release dated September 24, 2004 (furnished not filed).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PEROT SYSTEMS CORPORATION
September 24, 2004	By:	/s/ Rex C. Mills
Rex C. Mills
Assistant Secretary